Exhibit 99.1

RPM Announces Court Approval of Agreement

to Resolve Asbestos Personal Injury Claims

•	More than $400 million in annualized sales to be reconsolidated with RPM at closing

Medina, Ohio – December 10, 2014 – RPM International Inc. (NYSE: RPM) announced today that the United States Bankruptcy Court in Delaware and the United States District Court in Delaware have confirmed the plan of reorganization for RPM’s Specialty Products Holding Corp. (SPHC) subsidiary and related entities.

SPHC originally filed for bankruptcy protection on May 31, 2010 to permanently resolve asbestos claims related to its Bondex International Inc. subsidiary. At closing of the plan of reorganization, which is expected to take place over the next several days, a trust will be established under Section 524(g) of the United States Bankruptcy Code for the benefit of current and future asbestos personal injury claimants. The trust will assume all liability and responsibility for these current and future asbestos claims, and SPHC and its related entities will have no further liability or responsibility for, and will be permanently protected from, the claims.

At the same time, financial results of SPHC’s operating subsidiaries, which have not been included in RPM’s financial reports since the bankruptcy filing, will be reconsolidated with RPM’s results for most of the second half of the company’s fiscal year ending May 31, 2015 and subsequently. While RPM continued to own SPHC and its subsidiaries during the bankruptcy process, their financial results were not consolidated with RPM’s during that time. RPM will review the financial impact of the reconsolidation during its second quarter earnings conference call on January 7, 2015.

“We are pleased to bring finality to our legacy Bondex asbestos liability and welcome back into the RPM family an outstanding group of SPHC operating companies that are generating more than $400 million in sales on an annualized basis, along with strong operating income and cash flow,” stated Frank C. Sullivan, RPM chairman and chief executive officer.

SPHC operating subsidiaries include:

•	Chemical Specialties Manufacturing Corp., a producer of commercial cleaning products;

•	Day-Glo Color Corp., a leading manufacturer of fluorescent colorants and pigments;

•	Dryvit Systems, Inc., a leading manufacturer of exterior insulation finish systems;

•	Kop-Coat, Inc., a leading producer of wood treatments for lumber and coatings for the marine market;

•	RPM Wood Finishes Group (Mohawk Finishing Products, CCI and Guardian Protection Products, Inc.), a primary supplier of wood coatings to the furniture industry;

•	TCI, Inc., a leading producer of powdered metal coatings; and

•	ValvTect Petroleum Products, a producer of fuel additives.

RPM Announces Court Approval of Agreement to Resolve Asbestos Personal Injury Claims

December 10, 2014

As previously disclosed, the asbestos trust will be funded with $797.5 million in pre-tax contributions. The company estimates that the net after-tax present value of the contributions will be approximately $485.0 million. Contributions will be as follows:

•	$450.0 million in cash at closing, funded through RPM’s revolving line of credit with a group of banks;

•	$102.5 million in cash, RPM stock, or a combination of the two, on or before the second anniversary of the plan’s effective date;

•	$120.0 million in cash, RPM stock, or a combination of the two, on or before the third anniversary of the plan’s effective date; and

•	A final payment of $125.0 million in cash, RPM stock, or a combination of the two, on or before the fourth anniversary of the plan’s effective date.

About RPM

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, Dryvit, Day-Glo, illbruck, Carboline, Flowcrete, Universal Sealants and Euco. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors. Additional details can be found at www.RPMinc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Barry M. Slifstein, vice president – investor relations and planning, at 330-273-5090 or bslifstein@rpminc.com.

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non

-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves; (j) risks and uncertainties associated with the SPHC bankruptcy proceedings; and (k) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2014, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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